Exhibit 99.1

Pixelworks Announces $7 Million Registered Direct Offering

PORTLAND, Ore., Oct. 6, 2025 – Pixelworks, Inc. (NASDAQ: PXLW), a leading provider of innovative video and display processing solutions, today announced that it has entered into a common stock purchase agreement with two fundamental institutional investors for the sale of 666,667 shares of common stock at a price of $10.50 per share. Gross proceeds to the Company are expected to be approximately $7 million, excluding placement agent fees and offering related expenses.

The offering is expected to close on October 7, 2025, subject to customary closing conditions. Pixelworks intends to use the net proceeds from the offering for working capital and general corporate purposes.

Roth Capital Partners served as sole placement agent for the transaction.

The shares described above are being offered by Pixelworks pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, including those described above, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

About Pixelworks, Inc.

Pixelworks provides industry-leading content creation, video delivery and display processing solutions and technology that enable highly authentic viewing experiences with superior visual quality, across all screens – from cinema to smartphone and beyond. The Company has more than 20 years of delivering image processing innovation to leading providers of consumer electronics, professional displays, and video streaming services. For more information, please visit the Company’s web site at www.pixelworks.com.

Note: Pixelworks and the Pixelworks logo are trademarks of Pixelworks, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed, as to the actual size or terms of the offering, or as to how the proceeds of the offering will be used and whether proceeds raised will be sufficient for their intended purposes. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks and uncertainties that may affect our business, results of operations and financial condition and future operations as are detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as supplemented by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that the Company files from time to time. Forward-looking statements represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Investor Contact:

Shelton Group

Brett L Perry

P: 214-272-0070

E: bperry@sheltongroup.com

Company Contact:

Pixelworks, Inc.

E: info@pixelworks.com